Exhibit 2.1

PURCHASE AND ASSUMPTION AGREEMENT

dated as of

September 24, 2008

between

CAPITAL BANK

and

OMNI NATIONAL BANK

i

ii

Exhibit A – Loans Reviewed Prior to Signing

iii

THIS PURCHASE AND ASSUMPTION AGREEMENT is dated as of September 24, 2008, between CAPITAL BANK, a North Carolina state-chartered bank (“Purchaser”), and OMNI NATIONAL BANK, a bank chartered under the laws of the United States (“Seller”).

RECITALS

WHEREAS, Seller maintains branches at the following North Carolina locations:  (i) 225 Green Street, Suite 101, Fayetteville, North Carolina; (ii) 929 South McPherson Church Road, Fayetteville, North Carolina; (iii) 4841 Ramsey Street, Fayetteville, North Carolina; and (iv) 88 North Fayetteville Street, Parkton, North Carolina (the “Branches”); and

WHEREAS, Purchaser desires to assume and purchase from Seller, and Seller desires to assign and sell to Purchaser, certain of Seller’s liabilities and assets, respectively, allocated by Seller to the Branches.

NOW, THEREFORE, in consideration of their mutual promises and obligations and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

SECTION 1.01  Certain Definitions.  As used in this Agreement, the terms below shall have the meanings set forth.

“Accounting Records” means Seller’s general ledger with respect to the Branches and the subsidiary ledgers and supporting schedules that support the general ledger balances.

“Accrued Expenses” means the accrued and unpaid expenses appearing as a Liability on a Closing Statement or a Final Closing Statement.

“Accrued Interest” means, as of the referenced date and (i) with respect to Deposits, interest which is accrued on such Deposits and not yet posted to the related Deposit accounts or paid to the depositor as of such date and (ii) with respect to Loans, interest which is accrued on such Loan and not yet paid as of such date.

“Affiliate” of a person means any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person.

“Agreement” means this Purchase and Assumption Agreement, including all schedules, exhibits, and addenda as modified, amended, or extended from time to time.

“Allocation” has the meaning specified in Section 2.04.

“Applicable Employees” has the meaning specified in Section 5.17(a).

“Assets” means the (i) Furniture, Fixtures, and Equipment, (ii) Improvements, (iii) Cash on Hand, (iv) Prepaid Expenses, (v) Real Property, (vi) Records, (vii) Loans, the servicing rights thereto, any guarantees thereof and Seller’s interest in any collateral for the Loans, (viii) Seller’s benefits and rights under Safe Deposit Agreements, and (ix) Seller’s benefits and rights under Assumed Contracts, and all of Seller’s right, title and interest under the Real Property Leases; provided, however, Assets do not include any deferred Tax assets, refunds for Taxes relating to the period prior to the Closing Date, and prepaid Taxes; provided, further, Assets do not include any credit card receivables or accounts, any goodwill, or any right to the use of any trade name, trademark, or service mark, if any, of Seller or any of its Affiliates.  The allocation provisions of Section 5.16(c) shall apply for the purposes of determining to what extent any Taxes, deferred Tax assets, and Tax refunds relate to the period prior to the Closing Date.

“Assumed Contracts” means all service or similar contracts, including personal property leases (but excluding the Real Property Leases), that are in effect as of the Closing Date, are related to the Branches and the Assets, and are validly assigned to Purchaser.

“Assumed Deposits” means all Deposits existing on the Closing Date, together with all Accrued Interest thereon as of the Closing Date.

“ATM” means each automated teller machine owned or leased by Seller and located at the Branches and the three (3) automated teller machines owned or leased by Seller elsewhere in Cumberland County, North Carolina.

“Bank Merger Act” means Section 18(c) of the Federal Deposit Insurance Act, as amended.

“Benefit Plan” means “employee benefit plan,” as defined in Section 3(3) of ERISA, and any other employee benefit arrangement or payroll practice, including, without limitation, any bonus plan, equity or equity-based compensation, or deferred compensation arrangement, stock purchase, severance pay, sick leave, vacation pay, paid time off, salary continuation for disability, hospitalization, medical insurance, life insurance, scholarship program, and any “employee pension plan”, as defined in Section 3(2) of ERISA.

“Bill of Sale” has the meaning specified in Section 6.02(f).

“Branches” has the meaning specified in the recitals hereto.

“Business Day” means a day on which Seller and Purchaser are open for business in the State of North Carolina which is not a Saturday or a Sunday.

“Cash on Hand” means, as of the referenced date, all petty cash, vault cash, teller cash, and prepaid postage maintained at the Branches, including at ATMs.

“Close of Business” means 2:00 p.m. Eastern Time (or such other time as the parties may agree to) on the Closing Date.

“Closing” has the meaning specified in Section 6.01.

“Closing Date” means the date on which the Closing occurs.

“Closing Statement” has the meaning specified in Section 2.02(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioner” refers collectively to the North Carolina State Banking Commission and the North Carolina Commissioner of Banks.

“Conversion” has the meaning specified in Section 5.07.

“Conversion Brochure” has the meaning specified in Section 5.07.

“Delivery Records” means all Records other than transaction tickets and records for closed accounts, but may be copies of original Records.

“Deposit Premium” means six percent (6%).

“Deposits” means, as of any date, all deposit liabilities of Seller booked, maintained, or primarily serviced at the Branches, which constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. Sec. 1813, including all uncollected items included in depositors’ balances (including Overdrafts as provided in Section 5.15), merchant accounts, any Accrued Interest, and any Deposits in IRAs not excluded under Section 2.06(b), together with Seller’s rights and responsibilities under any customer agreement evidencing or relating thereto, but excluding (i) deposits in accounts that have been in an overdrawn status for more than thirty (30) days at the Closing, (ii) deposits held in the name of Seller or any of its Affiliates, (iii) Outpost Deposits, (iv) deposits excluded under Section 2.06(b), and (v) deposits excluded under Section 2.07.  Seller and Purchaser shall use commercially reasonable efforts to identify deposits excluded from Deposits hereunder prior to the Closing Date.

“Employees” means any employee employed by Seller on the Closing Date at the Branches.

“Encumbrances” means all mortgages, deeds of trust, claims, options, rights of first refusal, charges, liens, encumbrances, easements, limitations, restrictions, commitments, security interests, pledges, or other similar charges, liabilities, or rights, whether accrued, absolute, contingent, or otherwise.

“Environmental Laws” means: (i) all federal, state, and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law relating to or imposing liability, responsibility, or standards of conduct applicable to environmental, health, or safety conditions and/or Hazardous Materials affecting the Real Property and the Leased Real Property (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Oil Pollution Act, the Coastal Zone Management Act, any “Superfund” or “Superlien” law, the North Carolina Oil Pollution and Hazardous Substances Control Act, the North Carolina Solid Waste Management Act, and the North Carolina Water and Air Resources Act, including any amendments thereto from time to time); and (ii) all common law concerning public health and safety, worker health and safety, noise, odor, wetlands, indoor air, contamination, pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, or clean-up of any Hazardous Substances.

“Environmental Survey” has the meaning specified in Section 5.08(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Extension of Credit” has the meaning specified in Section 2.08(b).

“Extensions of Credit To Be Repurchased” has the meaning specified in Section 2.08(i).

“Federal Funds Rate” on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a banking day, the previous banking day, by federal funds brokers computed and released by the Federal Reserve Bank of Richmond (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the “Federal Funds Effective Rate” at the date of this Agreement.

“FDIC” means the Federal Deposit Insurance Corporation.

“Final Closing Statement” has the meaning specified in Section 2.03.

“Final Settlement Payment” has the meaning specified in Section 2.03.

“Furniture, Fixtures, and Equipment” means all furniture, appliances, fixtures, and equipment, including ATMs, trade fixtures, telephone systems, safe deposit boxes (exclusive of contents), vaults, and supplies (excluding any items consumed or disposed of, but including new items acquired or obtained in the ordinary course of business, through the Closing Date) that are located at the Branches, but excluding signage or other advertising or blank paper stock, forms, or supplies bearing Seller’s corporate logos, trade names, or trademarks, security equipment, computers and computer software, branch automation equipment, and branch communications equipment.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Green Street Branch” means Seller’s Branch at 225 Green Street, Suite 101, Fayetteville, North Carolina.

“Hazardous Substance” means any materials, substances, wastes, chemical substances, or mixtures presently listed, defined, designated, or classified as hazardous, toxic, or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity.

“Identified Loan” means any loan listed for review, other than a Jointly Underwritten Extension of Credit, that is subject to any of the following defects:

(i) loan documents material to the enforceability of the loan are missing;

(ii) the loan was not originated or has not been administered in compliance in all material respects with applicable laws;

(iii) loan documents relating to the loan are not legal, valid, and binding;

(iv) Seller’s rights in any collateral securing a loan are not perfected or enforceable, or the priority of such rights are not as reflected in the books and records of Seller, and the absence of any such right of Seller in the collateral securing the loan would have a material impact on Purchaser’s ability, in the event of default, to realize upon such collateral the value ascribed thereto;

(v) the loan is in non-accrual status on Seller’s books, the collateral securing the loan has been repossessed, or collection efforts have been instituted or claim and delivery, or foreclosure proceedings have been filed, or insurance on the loan collateral has been force-placed; or

(vi) Purchaser, in its reasonable discretion, reasonably considers the loan to be inconsistent with its credit policies or procedures.

“Improvements” means all improvements to the Real Property associated with the Branches and with the Leased Real Property which shall have been purchased, installed, or constructed, and used in connection with the ownership, operation, or maintenance of the Branches or such real property.

“Indemnified Parties” has the meaning specified in Section 8.01(b).

“Indemnifying Party” has the meaning specified in Section 8.05(a).

“Initial Review Period” has the meaning specified in Section 2.08(b).

“Intrusive Testing” has the meaning specified in Section 5.08(b).

“IRA” means an “individual retirement account” or similar Deposit account established in accordance with the provisions of Section 408 of the Code for which Seller acts as custodian or trustee, but as to which (i) Seller may not exercise investment discretion and (ii) Seller’s customer for whom the IRA is established may not direct securities investment while Seller acts as custodian or trustee.

“IRS” means the Internal Revenue Service.

“Information” has the meaning specified in Section 5.01(b).

“Jointly Underwritten Extension of Credit” has the meaning specified in Section 2.08(h).

“Knowledge” means, with respect to any particular fact or other matter and (i) with respect to any individual, (a) that such individual is actually aware of such fact or matter or (b) that a prudent individual could be expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement, and (ii) with respect to any entity, that any individual who is serving as a director or officer of such entity (or in any similar executive capacity) has Knowledge of such fact or other matter (as set forth in (i) above).

“Leased Real Property” means (i) the real property at the Parkton Branch and (ii) the real property at the Green Street Branch.

“Liabilities” means, except as otherwise specifically provided herein, (i) the Assumed Deposits and all terms and agreements relating to the Assumed Deposits, (ii) Seller’s obligations with respect to the Loans, the servicing of the Loans, and the collateral for the Loans, (iii) Seller’s obligations under the Assumed Contracts and the Property Leases (to the extent assumed by Purchaser), (iv) Seller’s obligations under the Safe Deposit Agreements, (v) Seller’s obligations to provide customer services from and after the Closing Date in connection with the Assets and the Assumed Deposits, (vi) any fee or expense adjustment required to be shown as a Liability in accordance with Section 5.16(b), and all liabilities from the Purchaser’s operations of the Branches after the Closing Date; provided, however, that Liabilities shall not include (a) any liability in respect of letters of credit, travelers’ checks, money orders, cashier’s checks, official checks, or consignment of U.S. government bonds or (b) any liability for Taxes for any period prior to the Closing Date.  The allocation provisions of Section 5.16(c) shall apply for purposes of determining to what extent a liability for Taxes exists with respect to a period prior to the Closing Date.

“Litigation Conditions” has the meaning specified in Section 8.05(b).

“Loan Documents” means all Records with respect to a Loan, including, without limitation, applications, notes, security agreements, deeds of trust, mortgages, loan agreements, including building and loan agreements, guarantees, sureties and insurance policies (including title insurance policies), flood hazard certifications, and all modifications, waivers, and consents relating to any of the foregoing.

“Loans” means, subject to Sections 2.08(f) and (g), all loans (including Overdraft Loans and loan commitments, but excluding the interest of any participants in such Loans) which are listed as “Loans that Purchaser Intends to Purchase (subject to the terms and conditions of the Agreement)” in Exhibit A to this Agreement, as updated to reflect loans to be acquired by Purchaser as of the Closing Date as provided in Section 2.08.

“Loan Value” means, as of the referenced date, (i) with respect to any Loan other than a Jointly Underwritten Extension of Credit, (a) the outstanding principal balance of such Loan as of such date, net of any participant’s interest therein, less (b) two percent (2%) of the greater of (x) the amount described in clause (a) and (y) the aggregate loan commitment with respect to such Loan as of such date (whether or not drawn), net of any participant’s interest therein, and (ii) with respect to any Jointly Underwritten Extension of Credit, the outstanding principal balance of such Extension of Credit as of such date, net of any participant’s interest therein.  For the avoidance of doubt, late charges and fees shall not constitute principal, interest, or commitment for the purposes of this definition.

“Losses” means losses, liabilities, damages, expenses, costs, and reasonable legal fees and disbursements, collectively.

“Material Adverse Effect” means a material adverse effect on the condition, financial or otherwise, or results of operation of the Branches, the validity of this Agreement or the transactions contemplated in it, or on the ability of Seller or Purchaser to consummate timely the transactions contemplated hereby.

“Material Defect” means (i) the existence of any Encumbrance (other than a Permitted Lien), title imperfection, or title irregularity with respect to the Real Property, its access, or any appurtenances, easements of rights, or the existence of any fact or condition that constitutes a breach of Seller’s representations and warranties contained in Section 3.04, in any such case that will materially affect Purchaser’s use of the Real Property for the purpose of the operation of a branch bank or materially affects the value or marketability of the Real Property, (ii) the encroachment by an improvement on the Real Property onto other property or onto any easement, a violation of any setback requirement, the encroachment of an improvement on any other property onto the Real Property, or the existence of a zoning or other land use restriction that in each such case does not permit use of the Real Property as a branch banking facility as a permitted use without grandfathering or variance and without site plan review or the construction of any additional improvements, (iii) the existence of any structural defect or state of disrepair in the improvements on the Real Property of the Branches and the Leased Real Property (including any equipment, fixtures, or other components related thereto) that Purchaser reasonably believes would cost greater than Twenty-Five Thousand Dollars ($25,000) to repair or correct, or (iv) the existence of facts or circumstances relating to the Branches reflecting that (a) there likely has been a discharge, disposal, release, threatened release, or emission by any person of any Hazardous Substance on, from, under, at, or relating to the Real Property and the Leased Real Property, or (b) that any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the Real Property and the Leased Real Property, which constitutes or would constitute a material violation of any Environmental Law, as to which Purchaser reasonably believes, in either case (a) or (b), based on the advice of legal counsel or other consultants expert in the area on which they are expressing an opinion, that Purchaser could potentially become responsible or liable for assessment, removal, remediation, monetary damages, or civil, criminal, or administrative penalties or other corrective action and in connection with which the amount of expense or liability which it would likely incur or for which it would likely become responsible or liable at any time following consummation of the transactions contemplated by this Agreement would be likely to exceed Twenty-Five Thousand Dollars ($25,000).

“New Employee” has the meaning specified in Section 5.17(a).

“Outpost Deposit” means, as of any date, each deposit liability of Seller booked, maintained, or primarily serviced at the Branches, which constitutes a “deposit” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. Sec. 1813, including the items enumerated in the definition of “Deposits”, to a customer (i) that maintains a deposit account booked, maintained, or primarily serviced at a branch of Seller other than the Branches, and (ii) whose chief executive office or primary place of business is not located in a market served by one of the Branches.

“Overdraft” means the amount by which any Deposit account at the Branches is overdrawn as of the Closing Date on account of checks, drafts, or other items that have been presented against such account for payment against insufficient funds and that, under applicable rules of the Federal Reserve Bank or other check collection rules or procedures, cannot be returned and charged back to the presenting or collecting bank as a matter of right.

“Overdraft Loans” means unsecured overdraft Loans, including negotiable order of withdrawal line of credit accounts, relating to the Assumed Deposits, as of the Close of Business, plus Accrued Interest, which do not exceed the applicable credit limit and are linked to an open account.

“Parkton Branch” means Seller’s Branch at 88 North Fayetteville Street, Parkton, North Carolina.

“Permitted Liens” means Encumbrances (i) securing any Liability, (ii) properly recorded in any title reports, opinions, or insurance binders delivered or made available to Purchaser prior to the execution of this Agreement, (iii) for Taxes or assessments, special or otherwise, either not due and payable or being contested in good faith and subject to escrow or reserves, or (iv) consisting of easements, rights of way, restrictions, covenants of record, matters that would be shown on an accurate survey, claims and covenants not shown on record, and any other defect or exception to title or Encumbrance which do not individually or in the aggregate impair or interfere with the present and continued use and operation of the affected property.

“Policies” has the meaning specified in Section 3.19.

“Post-Closing Review Period” has the meaning specified in Section 2.08(i).

“Prepaid Expenses” means the prepaid expenses appearing as an Asset in respect of the Branches on a Closing Statement or a Final Closing Statement, as the case may be, that (i) have been recorded in accordance with GAAP, (ii) are not intercompany or interoffice accounts, and (iii) provide future benefit to the business conducted at the Branches by the Purchaser.

“Property Examination” has the meaning specified in Section 5.08(b).

“Purchase Price” has the meaning specified in Section 2.02(a).

“Purchaser” has the meaning specified in the first paragraph of this Agreement.

“Purchaser Indemnified Parties” has the meaning specified in Section 8.01(a).

“Real Property” means the real property at the Branches, including any Improvements thereon, but excluding the Leased Real Property.

“Real Property Lease Examination” has the meaning specified in Section 5.08(e).

“Real Property Leases” means (i) that certain lease agreement for the Parkton Branch, dated January 1, 2003, among Berline Bodenheimer, Dorothy Bodenheimer and Seller, as amended through the date hereof, and (ii) that certain commercial lease agreement for the Green Street Branch, dated as of March 3, 2008, between Allison Holdings, LLC, and Seller, as amended through the date hereof.

“Records” means all records and original documents in Seller’s possession (including records maintained electronically) which pertain to and are utilized by Seller to administer, reflect, monitor, evidence, or record information respecting the business or conduct of the Branches (including transaction tickets through the Closing Date and all records of closed accounts located in the Branches) and all such records and original documents respecting (i) the Assumed Contracts, (ii) the Assets, (iii) the Assumed Deposits, (iv) the Liabilities, and (v) the Loans, the servicing rights to the Loans, and the collateral for the Loans (including the Loan Documents).

“Regulatory Approvals” means all approvals, permits, authorizations, waivers, or consents of governmental or regulatory agencies or authorities necessary or appropriate to permit consummation of the transactions contemplated herein and includes, without limitation, the following: (i) approval of regulatory agencies required under the Bank Merger Act; (ii) approvals of the Commissioner under applicable law; and (iii) expiration of the waiting period provided for in the Bank Merger Act without commencement of any action challenging Purchaser’s acquisition of the Branches hereunder by the United States Department of Justice or any other person.

“Retained Liabilities” has the meaning specified in Section 2.01(b).

“Safe Deposit Agreements” means any agreements, including rental agreements, related to the safe deposit boxes, if any, located in the Branches.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Indemnified Parties” has the meaning specified in Section 8.01(b).

“Settlement Payment” has the meaning specified in Section 2.02(c).

“Study Period” has the meaning specified in Section 5.08(b).

“Supplemental Review Period” has the meaning specified in Section 2.08(c).

“Tax” or “Taxes” refers to all federal, state, local, or foreign taxes including, without limitation, income, gross receipts, windfall profits, severance, property, production, sales, use, excise, transfer, license, franchise, employment, withholding, or similar taxes or amounts required to be withheld and paid over to any government in respect of any tax or governmental fee or charge, including any interest, penalties, or additions to tax on the foregoing.

“Threshold” has the meaning specified in Section 8.03.

SECTION 1.02  Accounting Terms.  To the extent that any accounting terms used in this Agreement are not defined in Section 1.01 or elsewhere herein, they shall be defined under GAAP.

SECTION 1.03  Construction of Terms.  In using and applying the various terms, provisions and conditions in this Agreement, the following rules of construction shall apply except where the context clearly indicates that a different meaning is intended: (a) the terms “hereby”, “hereof”, “herein”, “hereunder”, and any similar words, refer to this Agreement; (b) as the context requires, words in the masculine gender mean and include correlative words of the feminine and neuter genders, and words importing the singular number include the plural number, and vice versa; (c) words importing persons include firms, companies, associations, general partnerships, limited partnerships, limited liability partnerships, limited liability limited partnerships, limited liability companies, trusts, business trusts, corporations, and other legal organizations, including public and quasi-public bodies, as well as individuals; (d) the use of the terms “including” or “included in”, or the use of examples generally, are not intended to be limiting, but shall mean, without limitation, the examples provided and other terms included within the description for which examples are given that are not listed, whether similar or dissimilar; (e) the phrase “costs and expenses”, or variations thereof, shall include, without limitation, reasonable attorneys’ fees and fees of legal assistants, and reasonable fees of accountants, engineers, surveyors, appraisers, and other professionals or experts, and all references to attorneys’ fees or fees of legal assistants, or fees of accountants, engineers, surveyors, appraisers, or other professionals or experts shall mean reasonable fees; (f) as the context requires, the word “and” may have a joint meaning or a several meaning and the word “or” may have an inclusive meaning or an exclusive meaning; (g) any reference contained in this Agreement to specific statutes or laws shall include any successor statutes or laws, as the case may be; and (h) this Agreement shall not be applied, interpreted, and construed more strictly against a person because that person or that person’s attorney drafted this Agreement in whole or in part.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01  Purchase and Sale of Assets; Assumption of Liabilities.  (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall (i) purchase the Assets and (ii) assume the Liabilities, and Seller shall sell, assign, transfer, convey, and deliver to Purchaser, free and clear of all Encumbrances, except for Permitted Liens, all of Seller’s right, title, and interest in and to, and obligations with respect to, the Assets and the Liabilities.

(b) Notwithstanding anything in this Agreement to the contrary, except as expressly provided in (a) above, Purchaser shall not assume or have any liability for, and Purchaser does not undertake to assume or discharge, any liability or obligation of Seller of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued in the financial statements of Seller (the “Retained Liabilities”), and Seller shall retain all such Retained Liabilities.

(c) The sales, purchases, transfers, assumptions, leases, and other acts made or taken at the Closing will be made or taken to be effective as of the Close of Business, notwithstanding the time of the Settlement Payment.  Seller shall be responsible for the Branches and the operation thereof until the Close of Business.  The Close of Business shall be the relevant cutoff time for purposes of the proration described in Section 5.16(b), and any amounts to be paid in accordance with Section 5.16(b) shall be paid contemporaneously with the Final Settlement Payment.

SECTION 2.02  Purchase Price.  (a) The purchase price for the Assets shall be an amount (the “Purchase Price”) computed as follows:

(i) an amount equal to the Deposit Premium multiplied by the average daily balance of the Deposits for the period of ten (10) consecutive Business Days ending on the third (3rd) Business Day prior to the Closing Date; plus

(ii) the aggregate amount of Cash on Hand as of the Closing Date; plus

(iii) the Accrued Interest on the Loans as of the Closing Date; plus

(iv) the net book value of the Real Property as of the Closing Date; plus

(v) the aggregate Loan Value of the Loans as of the Closing Date; plus

(vi) the aggregate net book value of the Assets, excluding those items listed in (ii) through (v), as reflected on the books of Seller as of the Closing Date.

(b) On the Closing Date, Seller shall deliver to Purchaser a closing statement prepared by Seller in accordance with its customary accounting principles, policies and methods and estimating the computation of the Purchase Price for the Branches as of the Closing based on the Assets and Liabilities as of a time no earlier than the end of the third (3rd) Business Day prior to the Closing Date (the “Closing Statement”).

(c) On the first (1st) Business Day following the Closing Date and based on the preliminary computations set forth in the Closing Statement, Seller shall transfer to Purchaser cash in an amount (each, a “Settlement Payment”) equal to the amount of (i) the sum of the Assumed Deposits plus Accrued Expenses minus (ii) the Purchase Price.

SECTION 2.03  Adjustments to Purchase Price.  Within sixty (60) days after the Closing, Seller shall examine its books and records and determine the accuracy of the information set forth in the Closing Statement and deliver to Purchaser an updated closing statement setting forth the actual computation of the Purchase Price for the Branches (the “Final Closing Statement”).  Without limiting the generality of the foregoing, the Final Closing Statement shall include an update to address any Extensions of Credit To Be Repurchased.  The Final Closing Statement shall become final and binding on Purchaser and Seller unless Purchaser gives written notice to Seller of its actual or potential disagreement with respect to any item included in such Final Closing Statement before 5:00 p.m. on the tenth (10th) Business Day after its delivery to Purchaser.  Seller and Purchaser shall use their reasonable best efforts to resolve the disagreement or concern during the ten (10) Business Day period following receipt by Seller of such notice.  If the disagreement or concern is not resolved during such ten (10) Business Day period, then the dispute shall be referred to an independent accounting firm of nationally recognized standing proposed by Seller (and approved by Purchaser unless good cause exists for disapproval) that has not represented any of the parties hereto within the preceding two (2) years, and such Final Closing Statement shall be modified, if required, by the independent accounting firm, and thereupon, such Final Closing Statement shall become final and binding.  The cost of the independent accounting firm shall be shared and paid by Purchaser and/or Seller, each of whom will pay an amount equal to the aggregate amount of such accounting firm’s fees and expenses multiplied by a fraction, the numerator of which is the portion of all contested amounts not awarded to such party and the denominator of which is the aggregate of all contested amounts, each as determined by such accounting firm.  Once the Final Closing Statement has become final and binding, and in the event that such Final Closing Statement differs from the Closing Statement, the consideration hereunder shall be adjusted in accordance with such Final Closing Statement as follows: (a) if the sum of the Purchase Price and the Settlement Payment for the Branches exceeds the Assumed Deposits set forth in the Final Closing Statement for the Branches, Purchaser shall pay Seller an amount equal to such difference; or (b) if the Assumed Deposits set forth in the Final Closing Statement for the Branches exceed the sum of the Purchase Price and the Settlement Payment for the Branches, Seller shall pay Purchaser an amount equal to such difference (a “Final Settlement Payment”).  In either case, interest at the Federal Funds Rate from the Closing Date to, but excluding the date of the Final Settlement Payment, shall be included in the Final Settlement Payment.  Any Final Settlement Payment shall be paid within ten (10) Business Days after the Final Closing Statement has become final and binding.  The Final Settlement Payment shall be made in cash by wire transfer of immediately available funds on or before 4:00 p.m. local time on the date of payment to an account specified by the receiving party.  The Final Settlement Payment shall, for all purposes, be considered an adjustment to the Purchase Price.

SECTION 2.04  Allocation of Consideration.  Purchaser and Seller agree that the consideration payable hereunder at the Closing shall be allocated among the Assets, tangible and intangible, on the basis of an allocation to be mutually agreed by Purchaser and Seller (the “Allocation”).  Purchaser and Seller agree (a) to timely file a mutually acceptable IRS Form 8594 or other appropriate IRS form in accordance with the Allocation (and an amended IRS Form 8594 or other appropriate IRS form, to the extent required to reflect the Final Closing Statement) and (b) that the Allocation shall be binding on Purchaser and Seller for all Tax reporting purposes, except that either party may change any such report in the event of a dispute with any taxing authority or take any other step to settle or resolve such a dispute; provided, however, that a party shall not make any such change without first obtaining the consent of the other party, which consent shall not be delayed or withheld unreasonably.

SECTION 2.05  Sale and Transfer of Servicing and Escrows.  (a)  The Loans shall be sold on a servicing released basis:  (i) as of the Closing Date, all rights, obligations, liabilities, and responsibilities with respect to the servicing of the Loans will be assumed by Purchaser; and (ii) Seller shall be discharged and indemnified by Purchaser from all liability with respect to servicing of the Loans on and after the Closing Date.

(b) As of the Closing Date, Purchaser will assume, and agrees to undertake and discharge, any and all obligations of the holder and servicer of any Loans that are mortgage Loans as such obligations may relate to the escrow, maintenance of escrow, and payments from escrow of moneys paid by or on account of the applicable mortgagor.  As soon as reasonably practicable after the Closing Date, and in any event on or before the tenth (10th) Business Day after the Closing Date, Seller shall remit by wire transfer of immediately available funds to Purchaser any and all funds held in escrow that were collected and received pursuant to a mortgage Loan for the payment of taxes, assessments, hazard insurance premiums, primary mortgage insurance policy premiums, if applicable, or comparable items prior to the Closing Date plus any Accrued Interest.  Seller makes no warranties or representations of any kind or nature as to the sufficiency of such sum to discharge any obligations with respect to mortgage Loans.

SECTION 2.06  Assumption of IRA Deposits.  (a)  With respect to Assumed Deposits in IRAs, Seller will use commercially reasonable efforts, and will cooperate with Purchaser in taking any action reasonably necessary or appropriate, to accomplish or accompany the appointment of Purchaser as successor custodian or trustee or the delegation to Purchaser of Seller’s authority and responsibility as custodian of all such Assumed Deposits in IRAs, including, but not limited to, sending to the depositors thereof appropriate notices, cooperating with Purchaser in soliciting consents from such depositors, executing assignments reasonably satisfactory to Purchaser, and filing any appropriate applications with applicable regulatory authorities.  If any such delegation is made to Purchaser, Purchaser will perform all of the duties so delegated and comply with the terms of Seller’s agreement with the depositor of the Assumed Deposits affected thereby.

(b) If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA or the account holder has notified Seller or Purchaser of the account holder’s objection to Purchaser acting as custodian or trustee of such IRA, such deposit liabilities will not be Deposits for purposes of this Agreement.

SECTION 2.07  Loan Accounts Secured by Deposit Accounts.  In the event that a loan account at one of the Branches is secured by a deposit account that is allocated by Seller to another of Seller’s branches that is not a Branch, or where a Deposit account at a Branch secures a loan account assigned by Seller to another of Seller’s branches that is not a Branch, Seller either will cause both accounts to be assigned to the Branch or will assign the account at the Branch to another of Seller’s branches that is not a Branch.  If an account is reassigned from a Branch under this Section, it will not be a Deposit or a Loan for purposes of this Agreement.  Reassignment of an account to or from a Branch will be done only upon the approval of Purchaser, which shall not be unreasonably withheld.  Seller shall make the adjustments described in this Section no later than thirty (30) days prior to the Closing Date.  In the event that Seller fails to make a reassignment called for in this Section prior to the Closing Date, Seller and Purchaser will enter into appropriate agreements under which the holder of any such deposit or Deposit securing such a loan owned by the other will undertake appropriate measures to protect the security interest of the other.

SECTION 2.08  Loans Reviewed Prior to Signing; Review of Post-Signing Loans; Purchaser’s Right to Reject Loans.  (a)  Exhibit A hereto (i) lists all loans made by Seller (and guarantees related thereto) on or prior to June 30, 2008 that have been reviewed by Purchaser and (ii) categorizes such loans in one (1) of the following three (3) classes:  (A) loans that Purchaser intends to purchase (subject to the terms and conditions of this Agreement); (B) Identified Loans; and (C) loans that Purchaser will not purchase.

(b) On or prior to October 15, 2008, Seller shall deliver to Purchaser a listing of (i) loans (and any guarantees related thereto) and (ii) any renewals of or modifications to any loans previously reviewed by Purchaser (each such loan, renewal or modification, an “Extension of Credit”), in each case that were made or entered into after June 30, 2008 and on or prior to September 30, 2008.  During the period beginning on the date Purchaser receives such listing and ending on the tenth (10th) Business Day after such date (the “Initial Review Period”), Seller shall afford to the officers and authorized representatives of Purchaser, subject to Seller’s normal security requirements, access to all documents relating to such Extensions of Credit necessary for Purchaser to make a reasonable investigation of such Extensions of Credit and any collateral therefor.  Purchaser shall notify Seller in writing of the existence of any additional Identified Loans no later than ten (10) Business Days following the expiration of the Initial Review Period.  Promptly following such notification, Purchaser will update (and deliver to Seller a copy of) Exhibit A to reflect the appropriate categorization of the loans reviewed by Purchaser during the Initial Review Period.

(c) On or prior to November 5, 2008, Seller shall deliver to Purchaser a listing of all Extensions of Credit that were made or entered into after September 30, 2008 and on or prior to October 31, 2008.  During the ten (10) Business Day period beginning on the date Purchaser receives the listing of Extensions of Credit pursuant to the immediately preceding sentence (the “Supplemental Review Period”), Seller shall afford to the officers and authorized representatives of Purchaser, subject to Seller’s normal security requirements, access to all documents relating to such Extensions of Credit necessary for Purchaser to make a reasonable investigation of such Extensions of Credit and any collateral therefor.  Purchaser shall notify Seller in writing of the existence of any additional Identified Loans no later than ten (10) Business Days following the expiration of the Supplemental Review Period.  Promptly following such notification, Purchaser will update (and deliver to Seller a copy of) Exhibit A to reflect the appropriate categorization of the loans reviewed by Purchaser during the Supplemental Review Period.

(d) Each listing of Extensions of Credit delivered by Seller to Purchaser pursuant to subsections (b) and (c) above shall specify, with respect to each Extension of Credit listed, whether such Extension of Credit is (i) a renewal of or modification to a loan previously reviewed by Purchaser, (ii) a new loan made to a Person with whom one of the Branches has an existing lending relationship, i.e. the borrower under another loan previously reviewed by Purchaser, or (iii) a new loan made to a Person with whom none of the Branches has an existing lending relationship, i.e. a borrower not previously reviewed by Purchaser.

(e) Notwithstanding subsections (b) and (c) above, Seller shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the legal rights of any customer or employee or attorney-client privilege, or would be contrary to law, rule, regulation, or any legal or regulatory order or process or any fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(f) At any time prior to the date for notification to customers of the assignment of the Loans pursuant to applicable law, Seller may, in its sole discretion, attempt to cure to Purchaser’s reasonable satisfaction any defect identified by Purchaser with respect to an Identified Loan.  If Seller cures to Purchaser’s reasonable satisfaction each defect so identified by Purchaser with respect to any Identified Loan, such Identified Loan shall subsequently be listed on Exhibit A as a Loan to be purchased by Purchaser and shall be purchased by Purchaser.  If Seller does not cure to Purchaser’s reasonable satisfaction each defect so identified by Purchaser with respect to any Identified Loan, such Identified Loan shall not subsequently be listed on Exhibit A as other than an Identified Loan, shall not be purchased by Purchaser, and shall not constitute a Loan for purposes of this Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not purchase any loan (other than a Jointly Underwritten Extension of Credit) (i) ninety (90) days or more past due as to principal or interest as of the Closing Date, (ii) in connection with which the obligor has filed a petition for relief under the United States Bankruptcy Code, or otherwise has indicated an inability or refusal to pay the loan as it becomes due, prior to the Closing, (iii) to a borrower that to Seller’s Knowledge is deceased, as reflected in Records relating to such loan, (iv) in which Seller participates with another lender as of the Closing Date, except as specifically offered by Seller and accepted by Purchaser, or (v) excluded pursuant to Section 2.07.  No loan described in the immediately preceding sentence shall constitute a Loan for purposes of this Agreement.

(h) During the period beginning on November 1, 2008, and ending on the Closing Date or the earlier termination of this Agreement, Seller shall promptly notify Purchaser of each Extension of Credit proposed to be made or entered into after such date and booked at a Branch.  If Purchaser notifies Seller that Purchaser has approved such proposed Extension of Credit, the parties shall cooperate in order to jointly underwrite such proposed Extension of Credit, and Seller shall use commercially reasonable efforts to make or enter into such proposed Extension of Credit prior to the Closing Date on the terms approved by Purchaser.  Each such proposed Extension of Credit made or entered into prior to the Closing Date on the terms approved by Purchaser shall be a “Jointly Underwritten Extension of Credit”.

(i) On the Closing Date, Seller shall update (and deliver to Purchaser a copy of) Exhibit A to list and categorize each Jointly Underwritten Extension of Credit as a loan that Purchaser intends to purchase (it being understood that such categorization shall be subject to subsequent change to the extent provided in clause (C)(x) below).  During the ten (10) Business Days following the Closing Date (the “Post-Closing Review Period”), Seller shall afford to the officers and authorized representatives of Purchaser, subject to Seller’s normal security requirements, access to all documents relating to the Jointly Underwritten Extensions of Credit necessary for Purchaser to make a reasonable investigation thereof and any collateral therefor.  No later than ten (10) Business Days following the expiration of the Post-Closing Review Period, Purchaser shall (A) notify Seller of any Jointly Underwritten Extension of Credit with respect to which Purchaser has identified a defect described in clause (i), (ii), (iii) or (iv) of the definition of “Identified Loan”, (B) notify Seller of any loan (other than a Jointly Underwritten Extension of Credit) described in subsection (g) above (the Jointly Underwritten Extensions of Credit and the loans referred to in preceding clauses (A) and (B), collectively, the “Extensions of Credit To Be Repurchased”) and (C) update (and deliver to Seller a copy of) Exhibit A reflecting the categorization of (x) each Jointly Underwritten Extension of Credit reviewed by Purchaser during the Post-Closing Review Period as either (1) a Jointly Underwritten Extension of Credit that Purchaser will purchase or (2) a Jointly Underwritten Extension of Credit that Purchaser will not purchase (based solely on its status as an Extension of Credit To Be Repurchased) and (y) each other loan previously categorized as a loan that Purchaser intends to purchase as either (1) the same or (2) a loan that Purchaser will not purchase (based solely on its status as an Extension of Credit To Be Repurchased).

(j) Promptly following its receipt from Purchaser of the notices and updated copy of Exhibit A required pursuant to subsection (i) above, Seller shall repurchase each Extension of Credit To Be Repurchased for an amount equal to the Loan Value thereof plus Accrued Interest thereon as of the date of repurchase.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants as follows:

SECTION 3.01  Corporate Organization and Authority.  Seller is a bank duly organized, validly existing, and in good standing under the laws of the United States and has the requisite power and authority to conduct the business now being conducted at the Branches, to accept and maintain the Assumed Deposits, and to own the Assets.  Seller has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement is a valid and binding agreement of Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights, and to general equity principles.

SECTION 3.02  No Conflict; Licenses and Permits; Compliance with Laws and Regulations.  The execution, delivery, and performance of this Agreement by Seller does not, and will not, violate any provision of its charter or by-laws or, subject to the receipt of the Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling, or order of any court, government, or governmental agency to which Seller is subject.  The execution, delivery, and performance of this Agreement by Seller does not, and will not, violate or constitute a breach of, or default under, any agreement or instrument of Seller, or to which Seller is subject or is a party or by which Seller is otherwise bound, or to which the Branch is subject or to which the Assets, Assumed Deposits, or Assumed Contracts (except for any required consents under Assumed Contracts in respect of the transactions herein contemplated) are subject, which violation, breach, or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Seller has all material licenses, franchises, permits, certificates of public convenience, orders, and other authorizations of all foreign, federal, state, and local governments and governmental authorities necessary for the lawful conduct of its business at the Branches as now conducted, and all such authorizations are valid and in good standing and are not subject to any proceedings for suspension, modification, or revocation.

SECTION 3.03  Approvals and Consents.  Except as required to obtain the Regulatory Approvals, no notices, reports, or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits, or authorizations required to be obtained by Seller from, any governmental or regulatory authorities in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller.

SECTION 3.04  Title to Assets.  As of the Closing, Seller will have good, valid and marketable title to, or the legal right to use, each of the Assets, except for Assets that are leases under which Seller is the lessee, in each case subject to no Encumbrance or restriction on transfer, except for Permitted Liens.  With respect to Assets that are leases under which Seller is the lessee, including the Real Property Leases, as of the Closing, Seller will have a valid and assignable leasehold interest in the property covered by the leases and, with respect to the Real Property Leases, insurable leasehold title to the Parkton Branch and the Green Street Branch.

SECTION 3.05  Condition of Assets.  All of the Furniture, Fixtures, and Equipment, including, without limitation, the Branches’ ATMs, included in the Assets are in good operating or working condition and good repair (normal wear and tear excepted) and free from any material defect.  All of the Branches’ buildings, structures, fixtures and improvements are structurally sound, in good repair (normal wear and tear excepted), and usable and adequate for their intended purpose and to conduct the business of the Branches as it is now being conducted.

SECTION 3.06  Deposits.   Seller is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.  The Deposits of each depositor at the Branches are insured by the FDIC to the maximum amount provided by law, all deposit insurance premiums due from Seller to the FDIC have been paid in full in a timely fashion, and, to the Knowledge of Seller, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.  The Deposits (a) are genuine and enforceable obligations of Seller and have been acquired and maintained in compliance with all applicable laws, including, without limitation, the Truth in Savings Act and regulations promulgated thereunder; (b) were acquired in the ordinary course of Seller’s business; and (c) are not subject to any Encumbrances that are superior to the rights of persons shown on the records delivered to Purchaser indicating the owners of such Deposits, other than claims against such Deposit owners, such as state and federal tax liens, garnishments, and other judgment claims, which have matured or may mature into claims against the respective Deposits.  Seller has provided Purchaser with a list setting forth the name, address, telephone number (if available), account number, and account balance of each Deposit account holder at the Branches as of the date hereof.

SECTION 3.07  Contracts.  Each Assumed Contract constitutes a valid and binding obligation of Seller (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights, and to general equity principles), and there does not exist, with respect to Seller’s obligations thereunder, any default, or event or condition which constitutes, or after notice or passage of time or both would constitute, a default on the part of Seller under any Assumed Contract.  Each lease relating to Furniture, Fixtures, and Equipment used in the Branches is current, and all rents, expenses, and charges payable by Seller have been paid or accrued in accordance with the terms thereof.  No consent is required from any party to an Assumed Contract for Seller’s assumption thereof, except as listed in Schedule 3.07.

SECTION 3.08  Litigation and Liabilities.  There are no actions, suits, or proceedings pending or, to Seller’s Knowledge, threatened, against Seller, or obligations or liabilities (whether accrued, contingent, or otherwise), or facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Seller that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.09  Compliance With Laws.  To Seller’s Knowledge, Seller’s business at the Branches has been conducted in material compliance with all federal, state, and local laws, regulations and ordinances applicable thereto, including, without limitation, informational reporting, truth in lending, truth in savings, consumer credit laws and regulations, currency transaction reporting, and Environmental Laws.

SECTION 3.10  Regulatory Matters.  There are no pending, or, to the Knowledge of Seller, threatened, disputes or controversies between Seller and any federal, state, or local governmental authority, except for such disputes and controversies as could not reasonably be expected to result in a Material Adverse Effect.  To Seller’s Knowledge, there is nothing related to Seller, its Affiliates or their respective operations that would prevent the obtainment of the Regulatory Approvals and any other approvals or authorizations necessary to consummate the transaction described herein.

SECTION 3.11  Absence of Certain Changes, Etc.  Except in connection with the transactions contemplated hereby, since December 31, 2006, Seller’s business at the Branches has been conducted only in the ordinary and usual course, and there has not been any material adverse change in the condition (financial or otherwise), properties, business, or results of operations of the Branches, or any development or combination of developments which, individually or in the aggregate, could reasonably be expected to result in any such change.

SECTION 3.12  Employment Matters; Employee Relations.  (a)  Seller has delivered to Purchaser a true, complete and accurate list of all persons employed by Seller at each Branch as of the date of this Agreement, including those on leave of absence (medical, family, military, personal or other), disability, layoff and vacation, together with title, date of hire, compensation of each and, for purposes of Benefit Plan accrual calculations, date of birth.

(b) Seller (i) has paid in full to or accrued on behalf of all of its employees at the Branches all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services rendered, including all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them and all vacation pay, sick pay, severance pay and other amounts promised to the extent required by law or its existing policies or practices, and (ii) is in compliance in all material respects with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and no person has, to the Knowledge of Seller, asserted that Seller is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

(c) There is no action, suit or proceeding by any person pending or, to the Knowledge of Seller, threatened against Seller (or its employees), involving employment discrimination, harassment, wrongful discharge or similar claims relating in any way to the Branches or any of Seller’s employees at the Branches.  Seller is not a party to or bound by any collective bargaining agreement with any of the employees of the Branches, any labor union or any other collective bargaining unit or organization.  There is no pending or, to Seller’s Knowledge,  threatened labor dispute, work stoppage or strike involving a Branch or any of Seller’s employees at a Branch, or any pending or, to Seller’s Knowledge, threatened proceeding in which it is asserted that Seller has committed an unfair labor practice, and, to Seller’s Knowledge, there is no activity involving it or any of the employees of the Branches seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

SECTION 3.13  Employee Benefit Plans.  There is no Encumbrance outstanding upon any of the Assets pursuant to Section 412(n) of the Code in favor of any Benefit Plan.  There is no Encumbrance outstanding upon any of the Assets pursuant to Section 4068 of ERISA in favor of the Pension Benefit Guaranty Corporation.  None of the Assets has been provided as security for any Benefit Plan maintained or contributed to by Seller or its Affiliates pursuant to Section 401(a)(29) of the Code.  Seller and its Affiliates have never had any past, present or future obligation or liability to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

SECTION 3.14  Books and Records.  The books and records of Seller relating to the Branches, the Assets and the Liabilities, including the Accounting Records related to the Branches, are complete and correct in all respects and have been maintained in accordance in all respects with good business practices.  The Accounting Records have been prepared in accordance with all applicable laws and GAAP consistently applied throughout the periods involved.  The Accounting Records fairly present in all material respects the financial position of Seller related to the Branches, the Assets and the Liabilities as of the date thereof, and the results of operations related to the Branches, the Assets and the Liabilities for the periods referred to therein.  Seller does not have any material liabilities, whether absolute or contingent, direct or indirect, that relate to the Branches, the Assets or the Liabilities and are not reflected or provided for in the Accounting Records.

SECTION 3.15  Fiduciary Obligations.  Other than with respect to IRAs, Seller has no trust or fiduciary relationship or obligations in respect of any of the Assumed Deposits or in respect of any other Assets or Liabilities.

SECTION 3.16  Loans.  With respect to each Loan:  (a) such Loan was solicited and originated in compliance with all applicable requirements of federal, state, and local laws and regulations in effect at the time of such solicitation and origination, and there was no fraud on the part of Seller with respect to the origination of any Loan; (b) each note evidencing a Loan and any related security instrument (including, without limitation, any guaranty or similar instrument) constitutes a valid and legally binding obligation of the obligor or guarantor thereunder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights, and to general equity principles; and (c) no claims, counterclaims, set-off rights, or other rights exist, nor do the grounds for any such claim, counterclaim, set-off rights, or other rights exist, with respect to such Loan which could impair the collectibility thereof.

SECTION 3.17  Taxes.  With respect to the Assumed Deposits, Seller is in compliance with the law and IRS regulations relative to (a) obtaining from depositors of the Assumed Deposits, executed IRS Forms W-8 and W-9 and (b) reporting of interest.  There are no liens for Taxes allocated to or imposed on Seller on any of the Assets, and, to the Knowledge of Seller, there is no basis for the assertion of any such liens.  Seller has paid when due all Taxes in respect of the Assets.

SECTION 3.18  Utilities Complete.  Reasonable and adequate utility services, including sewer, water, gas, electric power, and telephone service, as applicable, are available to the Branches.

SECTION 3.19  Insurance.  Seller has in effect with respect to each Branch a “financial institutions bond” and policies of general liability, casualty, employee fidelity, errors and omissions and other property and liability insurance (the “Policies”).  Seller has delivered to Buyer true, correct and complete copies of the Policies.  The Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is required by applicable law or regulation; and, in the judgment of management of Seller, the insurance coverage provided under the Policies is reasonable and adequate in all respects for the Branches.  Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility that is qualified to transact business in North Carolina; and Seller has taken all requisite actions (including the giving of required notices) under each such Policy to preserve all rights thereunder with respect to all matters.  Seller is not in default under the provisions of, has not received notice of cancellation or nonrenewal of or any premium increase on, and has no Knowledge of any failure to pay any premium on or any inaccuracy in any application for, any Policy.  There are no pending claims with respect to the Branches or any Assets under any Policy, and Seller has no Knowledge of any facts or of the occurrence of any event that is reasonably likely to result in any such claim.  Seller has not made any claims on its employee fidelity bonds with respect to the Branches during the three (3) years preceding the date of this Agreement.

SECTION 3.20  Brokers.  Seller has not employed any broker or agent in connection with the transactions contemplated by this Agreement, except Sandler O’Neill & Partners, L.P.

SECTION 3.21  Disclosure  (a)  No representation or warranty or other statement made by Seller in connection with the transactions contemplated hereby contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b) Seller does not have Knowledge of any fact that has specific application to the Assets, the Assumed Deposits or Seller (other than general economic or industry conditions) and that may cause a Material Adverse Effect on the Branches, the Assets or the Assumed Deposits that has not been set forth in this Agreement or any schedule hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants as follows:

SECTION 4.01  Corporate Organization and Authority.  Purchaser is a bank duly organized, validly existing, and in good standing under the laws of North Carolina.  Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, to consummate the transactions contemplated hereby, to accept and maintain the Assumed Deposits, to own the Assets, and to operate the Branches.  This Agreement is a valid and binding agreement of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights, and to general equity principles.

SECTION 4.02  No Conflict; Licenses and Permits; Compliance with Laws and Regulations.  The execution, delivery, and performance of this Agreement by Purchaser does not, and will not, violate any provision of its charter or by-laws or, subject to the receipt of the Regulatory Approvals, violate or constitute a breach or contravention of, or default under, any law, rule, regulation, order, judgment, decree, or filing of any government, governmental authority, or court to which Purchaser is subject.  The execution, delivery, and performance of this Agreement by Purchaser does not, and will not, violate or constitute a breach of, or default under, any agreement or instrument of Purchaser, or by which Purchaser is otherwise bound, which violation, breach, or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  On the Closing Date, Purchaser shall have all material licenses, franchises, permits, certificates of public convenience, orders, and other authorizations of all foreign, federal, state, and local governments and governmental authorities necessary for the lawful conduct of its business at the Branches purchased by Purchaser hereunder.

SECTION 4.03  Approvals and Consents.  Except as required to obtain the Regulatory Approvals, no notices, reports, or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits, or authorizations required to be obtained by Purchaser from, any governmental or regulatory authorities in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser.

SECTION 4.04  Regulatory Matters.  (a)  There are no pending or, to the Knowledge of Purchaser, threatened, disputes or controversies between Purchaser or any of its Affiliates and any federal, state, or local governmental authority.  To Purchaser’s Knowledge, there is no reason, other than market concentration in the relevant markets of the Branches, why the Regulatory Approvals and, to the extent necessary to consummate the transaction described herein, any other approvals, authorizations, filings, registrations, and notices might be delayed or might not be obtained.

(b) Purchaser has at least a “satisfactory” rating under the Community Reinvestment Act of 1977, and is (and on a pro forma basis giving effect to the transaction contemplated by this Agreement will be) at least “adequately capitalized,” as these quoted terms are defined for purposes of the Federal Deposit Insurance Act.

(c) Purchaser is not a party to any written order, decree, agreement, or memorandum of understanding with, or commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits, nor has Purchaser been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter, or submission, in each case which order, decree, agreement, memorandum of understanding, commitment letter, or submission could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.05  Financing Available.  Not later than the Closing Date, Purchaser will have available sufficient cash or other liquid assets or financing pursuant to binding agreements or commitments which may be used to fund the transactions contemplated by this Agreement, and Purchaser’s ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining specific financing, consent of any lender, or any other matter.

SECTION 4.06  Litigation and Undisclosed Liabilities.  There are no actions, suits, or proceedings pending or, to Purchaser’s Knowledge, threatened, against Purchaser, or obligations or liabilities (whether accrued, contingent, or otherwise), or facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 4.07  Brokers.  Purchaser has not employed any broker or agent in connection with the transactions contemplated by this Agreement, except McColl Partners.

SECTION 4.08  Disclosure.  No representation or warranty or other statement made by Purchaser in connection with the transactions contemplated hereby contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

ARTICLE V

COVENANTS OF THE PARTIES

SECTION 5.01  Access and Confidentiality.  (a)  Between the date of this Agreement and the Closing Date, Seller shall afford to Purchaser and its respective officers, employees, agents, and representatives full access to the properties, books, records, contracts, documents, files (including Loan files), and other information of or relating to the Branches, the Assets, the Liabilities, the Assumed Contracts, and the Assumed Deposits upon reasonable advance notice to the President of Seller during normal business hours; provided, however, that any inspection shall be conducted in a manner that does not unreasonably interfere with Seller’s normal business operations or its relations with its customers.  Seller shall cause its personnel at the Branches and its personnel having managerial responsibility for the Branches to be reasonably available during normal business hours, to an extent not disruptive of ongoing operations, to provide information and assistance in connection with Purchaser’s investigation of matters relating to the Branches, the Assets, the Liabilities, the Assumed Contracts, and the Assumed Deposits and to familiarize Purchaser with basic policies and operational procedures of Seller relating to the Branches.  Seller shall furnish Purchaser with such additional financial and operating data and other information about its business operations at the Branches as may be reasonably necessary for the orderly transfer of the business operations of the Branches.

(b) Subject to Section 9.03 hereof, each party to this Agreement shall hold, and shall cause its respective directors, officers, employees, agents, consultants, and advisors to hold, in strict confidence (unless disclosure to a bank regulatory authority is necessary in connection with any Regulatory Approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirements of law or the applicable requirements of any regulatory agency or relevant stock exchange) all discussions and information related to the Branches (or, if required under a contract with a third party, concerning such third party) and all non-public records, books, contracts, instruments, computer data, system documentation, and other data and information (collectively, “Information”) furnished pursuant to this Agreement (except to the extent that such Information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party, or (iii) later lawfully acquired from other sources by the party to which it was furnished, and such other source is not subject to a confidentiality restriction with regard to such Information), and neither party shall release or disclose such Information to any other person, except, upon the same conditions of confidentiality, to its auditors, attorneys, financial advisors, bankers, other consultants and advisors, and as otherwise permitted under this Agreement.

(c) This Section shall not prohibit disclosure of Information required by applicable law to be disclosed, but such additional disclosure shall be limited to that actually required by law, and the party making disclosure shall give the other party as much notice as is practicable of such obligation (except where prohibited by applicable law) so that the other party may seek a protective order or other similar or appropriate relief, and also shall undertake in good faith to have the Information disclosed treated confidentially by the party to whom the disclosure is made.

SECTION 5.02  Activity in the Ordinary Course.  (a) From the date hereof, and until the Closing Date, Seller shall conduct the business of the Branches in the ordinary and usual course consistent in all material respects with past practices and standards, and Seller shall not, without the prior written consent of Purchaser:

(i) permit any Branch to engage or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of such Branch’s business;

(ii) offer interest rates or terms on any category of deposits or loans at any Branch that are not determined in a manner consistent with past practice and procedure and that are not reasonable within the current financial environment in the market area of the Branches;

(iii) except as expressly provided in this Agreement, transfer to or from any Branch to or from any of Seller’s other operations or branches, any Assets or Deposits, except upon the unsolicited request of a depositor or customer in the ordinary course of business or if any Deposit is pledged as security for a loan or similar obligation that is not an Asset;

(iv) except in the ordinary course of business, sell, transfer, assign, encumber, or otherwise dispose of or enter into any contract, agreement, or understanding to sell, transfer, assign, encumber, or dispose of any Asset;

(v) make or agree to make any material improvements to the Branches or the Real Property, except with respect to commitments for such made on or before the date of this Agreement or normal maintenance purchased or made in the ordinary course of business;

(vi) terminate, renew, amend, extend or otherwise modify the Real Property Leases;

(vii) terminate the operations of any Branch or file any application to relocate or close any Branch;

(viii) enter into any commitment, agreement, understanding, or other arrangements to transfer, assign, encumber, or otherwise dispose of any Branch, except in a manner consistent with Seller’s obligations under this Agreement; or

(ix) solicit any current employee of Seller at any Branch to transfer to or post for positions at any other branch of Seller or grant any increase in the salary or wages of any of the Employees other than normal increases at times and amounts consistent with Seller’s past practices.

(b) Between the date of this Agreement and the Closing Date, neither Seller nor Purchaser shall, and each shall cause its respective officers, directors, agents, and employees not to, take any action that is intended to induce, or is reasonably likely to induce, the transfer of banking business from any Branch; provided, however, that nothing in this paragraph shall limit the right of either party to advertise or market its products in the ordinary course of business.

SECTION 5.03  Maintenance of Records.  Through the Closing Date, Seller will maintain the Records in accordance with safe and sound banking practices and in a manner consistent in all material respects with past practice, which is understood by Seller to be generally in accordance with GAAP.  All Records, whether held by Purchaser or Seller, shall be maintained by the applicable party for such periods following the Closing as are required by law, unless the parties shall, applicable law permitting, agree in writing to a different period.  From and after the Closing Date (a) each of the parties shall permit the other reasonable access to any applicable Records in its possession relating to matters arising on or before the Closing Date, and (b) Purchaser shall permit Seller reasonable access to any applicable Records in its possession relating to matters arising after the Closing Date, in either case, reasonably necessary in connection with any request for information, claim, action, litigation, or other proceeding involving the party requesting access to such Records or in connection with any legal obligation owed by such party to any present or former depositor or other customer.  The reasonable access permitted under this Section 5.03 shall include a party’s ability, upon reasonable notice, at its own expense and during normal business hours, to make copies of and excerpts from the Records as it may deem desirable.

SECTION 5.04  Insurance; Risk of Loss.  Seller shall maintain the Assets in customary repair, order, and condition, reasonable wear and tear and damage by fire or other casualty excepted.  Until the Close of Business, Seller shall maintain insurance on the Assets in an amount sufficient to cover the replacement cost of the Assets, and all risk of loss shall be on Seller.  Seller shall remain in substantial compliance with any obligations it has under the Assumed Contracts or otherwise relating to maintenance of and insurance upon the Assets until the Close of Business.  From and after the Close of Business, risk of loss of the Assets shall be on Purchaser.

SECTION 5.05  Negotiable Instruments.  Seller will destroy or remove any supply of Seller’s money orders, official checks, gift checks, or any other negotiable instruments, including travelers’ checks, located at the Branches on the Closing Date.

SECTION 5.06  Customers.  (a)  Prior to Closing, (i) Seller and Purchaser will join in notifying the customers of each Branch of the transactions contemplated hereby, and (ii)  Seller and Purchaser shall join in providing all notices to such customers and other persons that Seller or Purchaser is required to give by any regulatory authority having jurisdiction or under applicable law, including ERISA and the Real Estate Settlement Procedures Act of 1974, or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby.  All costs and expenses of any notice or communication sent or published under this Agreement by Purchaser or Seller shall be shared equally by Seller and Purchaser.  Seller and Purchaser will cooperate reasonably to effect the notices described in this Section 5.06.

(b) Anything herein to the contrary notwithstanding, neither Purchaser nor Seller shall object to the use by depositors of the Assumed Deposits of checks and similar instruments bearing Seller’s name or any proprietary mark of Seller.

SECTION 5.07  Conversion.  Seller and Purchaser shall cooperate with each other and use reasonable efforts to agree, reasonably in advance of the Closing Date, on procedures and their respective responsibilities (both prior to and after the Closing Date) with respect to (a) the conversion of information maintained on Seller’s data processing systems to Purchaser’s data processing systems and (b) the timely transfer of information, funds, records and documents, in each case relating to the Assumed Deposits, Loans, and Cash on Hand, pursuant to a conversion plan to be developed and mutually agreed upon by Purchaser and Seller (the “Conversion”) and outlined in a conversion brochure to be prepared by Purchaser and reasonably agreed to by Seller (the “Conversion Brochure”).  The Conversion Brochure shall address the following matters, without limitation:

(i) use of checks and similar instruments bearing Seller’s name or any proprietary mark of Seller by the depositors of Assumed Deposits;

(ii) inactivation by Seller and issuance by Purchaser of ATM cards and debit cards with respect to Assumed Deposit accounts;

(iii) direct deposit arrangements, direct debit arrangements, Overdrafts, and stop payment orders relating to Assumed Deposit accounts and Loan accounts, as applicable;

(iv) deposits received after the Closing Date for credit to Assumed Deposit accounts;

(v) returned items received after the Closing Date with respect to Assumed Deposit accounts;

(vi) charge-back items received after the Closing Date with respect to merchant Assumed Deposit accounts;

(vii) Automated Clearing House items mistakenly routed or presented to Seller after the Closing Date; and

(viii) notification of Automated Clearing House originators.

Seller and Purchaser shall each pay for their own expenses incurred in the Conversion and comply in all material respects with the Conversion procedures and responsibilities outlined in the Conversion Brochure.  Notwithstanding the foregoing, in the event of any conflict between the provisions of this Agreement and the provisions of the Conversion Brochure, the provisions of this Agreement shall govern.  On or prior to the Closing Date, Seller shall make available to Purchaser all Delivery Records as well as all of the data which is reasonably necessary for the Conversion.  Purchaser and Seller agree that all amounts required to be remitted by either party to the other party from and after the Closing Date, including in connection with the Conversion, shall be settled on a daily basis.

SECTION 5.08  Real Property Matters; Real Property Leases.  (a) Seller agrees to deliver to Purchaser, as soon as reasonably possible after the execution of this Agreement, not to exceed thirty (30) days from the date of this Agreement, copies of all (i) title information in possession of Seller, including, but not limited to, title insurance policies, attorneys’ opinions on title, surveys, covenants, deeds, notes and mortgages, and easements relating to the Real Property, and (ii) copies of reports, surveys, assessments, analyses, remediation plans, notices, correspondence, or other information that to Seller’s Knowledge relate to the environmental condition of the Real Property, the presence of Hazardous Substances on the Real Property, violations of Environmental Laws, or the structural and mechanical condition of the Improvements.  Such delivery shall constitute no warranty by Seller as to the accuracy or completeness thereof or that Purchaser is entitled to rely thereon.

(b) At its option and expense, Purchaser may, at its sole risk and expense, cause to be conducted within sixty (60) calendar days after the date hereof (the “Study Period”) (i) a title examination, physical survey, zoning compliance review, and structural inspection of the Real Property and improvements thereon (the “Property Examination”) and (ii) site inspections, historic reviews, regulatory analyses, and Phase I environmental assessments of the Real Property, together with such other studies, testing, and analyses as Purchaser shall deem necessary or desirable (collectively, the “Environmental Survey”); provided, however, that, without prior written consent of Seller, Purchaser will not conduct any ground water monitoring or install any test well or undertake any investigation that requires a permit or license from, or the reporting of the investigation or the results thereof to, a local or state environmental regulatory authority or the U.S. Environmental Protection Agency (“Intrusive Testing”).

(c) If in the course of the initial Property Examination or Environmental Survey Purchaser discovers a Material Defect with respect to the Real Property, Purchaser will give prompt written notice thereof to Seller (but in any event prior to 5:00 p.m. on the last day of the Study Period or, in the case of an update, within five (5) Business Days following Purchaser’s discovery thereof, and in any event prior to the Closing) describing the facts or conditions constituting the Material Defect and the measures which Purchaser reasonably believes are necessary to correct such Material Defect.  Seller and Purchaser shall discuss and agree upon what measures are necessary to remedy such defect, and, thereafter, Seller shall respond to Purchaser’s notice within thirty (30) days after its receipt advising Purchaser whether Seller elects to cure the Material Defect.  Absent such a response, Seller shall be deemed to have declined to cure such Material Defect.  If Seller elects to cure, then Seller shall proceed with such cure and shall complete such cure within sixty (60) days thereafter or within such additional period as shall be agreed upon by Seller and Purchaser, provided that completion of the cure of such defect shall be a condition to Purchaser’s obligation to close.  Subject to Section 7.01(c), the Closing shall be delayed for such period as shall be necessary to accommodate Seller’s thirty (30)-day period within which to respond to Purchaser’s notice and, in the event Seller elects to cure the Material Defect, to accommodate the above sixty (60)-day (or longer, if agreed upon by Purchaser and Seller) cure period (or such shorter period as is required for Seller to cure the Material Defect).

(d) If Seller elects not to cure or is not able to cure, or if Purchaser and Seller are not able to agree on the steps necessary to cure, a Material Defect with respect to the Real Property at the Branches (whether discovered during the initial or updated Property Examination or Environmental Survey), or if Seller does not consent to reasonable Intrusive Testing proposed to be conducted by Purchaser at the applicable Branch, then Purchaser shall have the option exercisable upon written notice to Seller to (i) waive the Material Defect, (ii) purchase the Assets (other than such Real Property) and assume the Deposits associated with the applicable Branch, but lease such Real Property with respect to such Branch from Seller for a period of up to twelve (12) months, on a month-to-month basis, at a reasonable cost and with reasonable terms to be agreed upon by Seller and Purchaser, in order to allow for the relocation of the business at such Branch to another facility, or (iii) terminate this Agreement in accordance with Section 7.01(f).  If Purchaser does not deliver such a notice on or prior to the fifth (5th) Business Day following (x) if Seller has elected to cure, the expiry of Seller’s sixty (60)-day cure period, or (y) otherwise, the expiry of Seller’s thirty (30)-day response period, Purchaser shall be deemed to have waived the Material Defect.

(e) Seller agrees to deliver to Purchaser, as soon as reasonably possible after the execution of this Agreement, a copy of the Real Property Leases and copies of all reports, surveys, notices, correspondence, or other information known to Seller and relating to the environmental condition of the Parkton Branch and the Green Street Branch, and all other legal documents related thereto.  At its option and expense, Purchaser may cause to be conducted a due diligence examination of the Real Property Leases and the other legal documents related thereto and the Parkton Branch and the Green Street Branch (the “Real Property Lease Examination”).  If in the course of the Real Property Lease Examination Purchaser reasonably determines not to accept an assignment of either or both Real Property Leases from Seller, Purchaser will give prompt written notice thereof to Seller (but in any event prior to 5:00 p.m. on the sixtieth (60th) calendar day following the date of delivery of the Real Property Leases and other legal documents related thereto), describing the reasons for declining to accept an assignment of such Real Property Lease.  Thereafter, Purchaser shall have the option exercisable upon written notice to Seller to purchase the Assets and assume the Deposits associated with the Parkton Branch and/or the Green Street Branch, as the case may be, but sublease from Seller the applicable Leased Real Property for a period of up to twelve (12) months, on a month-by-month basis, subject to landlord consent, as applicable, at a reasonable cost and with reasonable terms to be agreed upon by Seller and Purchaser, in order to allow for relocation of the business of each applicable Branch to another facility.

SECTION 5.09  Regulatory Approvals.  As soon as practicable and no later than fifteen (15) days after the date of this Agreement, Purchaser shall prepare and file any applications to federal or state regulatory authorities for approvals necessary, including all Regulatory Approvals, to consummate the transactions contemplated by this Agreement.  Seller shall cooperate fully and promptly with Purchaser in connection with Purchaser’s applications, including joining in such applications, and will prepare and file any such applications required by regulators to be filed by Seller.  Purchaser shall use best efforts to obtain each such approval as promptly as practicable, and to provide Seller with copies of any applications relating thereto prior to filing and to keep Seller informed of responses from the various regulatory agencies during the application process.  Seller shall hold in strict confidence all materials filed by Purchaser under a claim of confidentiality.

SECTION 5.10  Delivery of the Loan Documents.  (a)  In connection with the sale hereunder, as soon as reasonably practicable after the Closing Date, Seller shall deliver to Purchaser or its designee the Loan Documents actually in the possession of Seller, including electronic Records.  Seller shall have no responsibility or liability for the Loan Documents from and after the time such files are delivered by Seller to its designee for shipment to Purchaser.

(b) Promptly upon the execution of this Agreement, Purchaser shall provide Seller the exact name to which the Loans are to be endorsed, or whether any Loans should be endorsed in blank.  Seller will use reasonable efforts to complete such endorsements and deliver the Loan Documents within ninety (90) days after Closing.

SECTION 5.11  Collateral Assignments and Filing.  As reasonably requested by Purchaser, Seller shall assist Purchaser in obtaining the perfection of the same priority security interest as is held by Seller in the collateral, if any, securing each Loan sold on the Closing Date in favor of Purchaser or its designated assignee as secured party.  This Section shall not impose on Seller any obligation to cure defects identified with respect to Identified Loans pursuant to Section 2.08(f), the decision to cure such defects being within the sole discretion of Seller.

SECTION 5.12  Interest Reporting and Withholding.  (a) Seller will report to applicable taxing authorities and holders of Assumed Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest credited to, withheld from, and any early withdrawal penalties imposed upon the Assumed Deposits.  Purchaser will report to the applicable taxing authorities and holders of Assumed Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from, and early withdrawal penalties imposed upon such Assumed Deposits.  Any amounts required by any governmental agencies to be withheld from any of the Assumed Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date.  Any such withholding required to be made subsequent to the Closing Date shall be withheld by Purchaser in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

(b) Seller will be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered for the period through the Closing Date which occurs with respect to the Assumed Deposits.  Purchaser will be responsible for delivering to payees all such IRS notices required to be delivered for the period from the day after the Closing Date.

(c) Seller will make all required reports to applicable Tax authorities and to obligors on Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by Seller.  Purchaser will make all required reports to applicable Tax authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.

SECTION 5.13  Change of Name.  Seller shall remove from each Branch all items that are not being transferred to Purchaser under this Agreement, including, but not limited to, signage that bears Seller’s logos, trade names, or trademarks, on or prior to the Closing, at Seller’s own expense.  Seller shall have the option to remove and retain, or provide to Purchaser, signage apparatus at each Branch that does not bear Seller’s logos, trade names, or trademarks.

SECTION 5.14  Credit Insurance.  Seller will either remit all claim payments or other proceeds it receives on account of credit insurance on the Loans to Purchaser or, if received prior to the Closing Date, apply such payments or proceeds to the outstanding principal balance of such Loans.  Seller will use reasonable efforts to assign policies of credit insurance associated with the Loans to Purchaser.  Purchaser will remit any insurance premiums paid to it in connection with the Loans to the appropriate credit insurance company.

SECTION 5.15  Overdrafts.  All overdrawn Deposit accounts will be assigned to Purchaser at Closing, and the Overdrafts represented thereby will be included in the Assets purchased by Purchaser at Closing.  Purchaser will use good faith efforts consistent with its normal collection practices to collect the Overdrafts.

SECTION 5.16  Taxes and Fees; Proration of Certain Expenses.  (a) Notwithstanding anything herein to the contrary, all sales Taxes that are payable or that arise as a result of the consummation of the transactions contemplated by this Agreement will be borne by Seller, and any recording or filing fees or transfer, documentary, stamp, or similar Taxes with respect thereto will be borne by Purchaser.  Purchaser shall not be responsible for any Tax liability related to the business or operations of the Branches or the Assets and Liabilities arising before the Close of Business, and Seller shall not be responsible for any Tax liabilities related to the business or operations of the Branches or the Assets and Liabilities arising after the Close of Business.  After the Closing Date, each of Seller and Purchaser shall:  (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in connection with this Agreement; (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax returns or reports relating to the Assets, the Liabilities, or the operation of the Branches; (iii) make available to the other, and to any taxing authority as reasonably requested, all relevant information, records, and documents relating to Taxes with respect to the Assets, the Liabilities, or the operation of the Branches; and (iv) provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or assessments with respect to the Assets, the Liabilities, or the operation of any Branch for taxable periods for which the other may have a liability under this Agreement.  The party requesting assistance or cooperation shall bear the other party’s out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers; provided that such other party shall obtain a quotation from any such third-party service providers prior to engagement and obtain approval thereof from the party requesting assistance.

(b) Utility payments, telephone charges, rent, salaries, FDIC assessments and deposit insurance premiums, other ordinary operating expenses of the Branches, and other expenses related to the Assets and Liabilities shall, except as provided in subsection (c) below for Taxes, be prorated between the parties as of the Close of Business.  To the extent any such item has been prepaid by Seller for a period extending beyond the Close of Business, such expenses shall appear as an Asset on the Closing Statement and the Final Closing Statement.  To the extent that expenses have been accrued and not paid by Seller prior to the Closing Date, they shall appear as a Liability on the Closing Statement and the Final Closing Statement.

(c) Whenever it is necessary under this Agreement to allocate Taxes (including a liability for Taxes, a Tax refund, or a prepaid Tax) between periods prior to and after the Closing Date (or determine the amount of prepaid Taxes), such Taxes shall be apportioned by assuming that the Branches had a taxable year or period which ended at the Close of Business, except that any property Taxes or exemptions, allowances, or deductions that are calculated on an annual basis shall be apportioned based on time.  Appropriate payments shall be made between Purchaser and Seller whenever necessary to effectuate the proper allocation of any Tax liability, Tax refund, or prepaid Tax under this Agreement.

SECTION 5.17  Employees and Employee Benefits.  (a) Purchaser shall offer employment at will (with no reduction in base salary or weekly or hourly rate of pay) to the employee set forth on Schedule 5.17(a) and all other employees of Seller at each Branch identified in the list provided by Purchaser pursuant to the provisions of subsection (c) below (the “Applicable Employees”).  Such offers shall be effective on the Closing Date.  Each Applicable Employee who accepts Purchaser’s offer of employment shall be a “New Employee” for purposes of this Agreement effective upon the Closing Date.  Each New Employee’s employment with Purchaser shall be on an at-will basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to obligate Purchaser to employ any such person for any specific period of time or in any specific position or to restrict Purchaser’s right to terminate the employment of any such person at any time and for any reason.  Purchaser shall not assume any obligation or liability of Seller under any employment or similar agreement with Seller’s employees, all of which obligations and liabilities shall be retained by Seller.

(b) Purchaser shall not assume or be liable for any severance costs associated with terminating the employment of, or any accrued vacation costs for, any employee of Seller who is not an Applicable Employee or any Applicable Employee who declines Purchaser’s offer of employment.  For a period of one (1) year following the Closing Date, Purchaser will provide to any New Employee that it terminates without cause severance pay in an amount equal to the product of (i) an amount equal to the salary at termination of such terminated New Employee for two (2) weeks and (ii) the terminated New Employee’s cumulative years of service with Seller and Purchaser; provided that the minimum severance payment shall not be less than four (4) weeks’ base salary.  Purchaser’s determination of the presence or absence of cause under this Section shall be conclusive absent bad faith, and its calculations of severance pay shall be conclusive absent manifest error.

(c) At least sixty (60) days prior to Closing, Seller shall deliver to Purchaser a report listing each employee employed at each Branch as of the date the report is prepared to include name, position, exempt or nonexempt status, date of hire, total years of service, and present salary.  At least thirty (30) days prior to Closing, Purchaser shall deliver to Seller a list of employees employed at each Branch who will be offered employment with Purchaser in accordance with subsection (a) above, stating the name, prospective position and salary of each.  Seller and Purchaser agree that the employee set forth on Schedule 5.17(c) will be retained as an employee of Seller following the Closing and will therefore not be included in the list provided by Purchaser as described above.

(d) On and after the Closing Date and for purposes of eligibility, vesting, and vacation entitlement under any Benefit Plan, each New Employee shall receive full credit from Purchaser for all prior service properly credited under a comparable plan or arrangement of Seller.  Purchaser shall not be required to credit any New Employee with prior service for purposes of benefit accrual under any pension plan, profit sharing plan, savings plan, or other deferred compensation plan.  The report referred to in subsection (c) above shall list such service of each New Employee and may be conclusively relied upon by Purchaser in crediting service in accordance with this Section.

(e) Seller shall retain responsibility for all claims incurred by Applicable Employees under Seller’s Benefit Plans.  Purchaser shall assume responsibility for payment of all claims incurred by New Employees under Purchaser’s Benefit Plans.  Seller shall retain any obligation for payment of long or short-term disability claims arising from disabilities of Applicable Employees that occurred prior to the Closing Date.  Purchaser shall be responsible for payment of long- and short-term disability claims that arise from disabilities of Applicable Employees that occur on or after the date they become New Employees.  For purposes of this paragraph, a claim shall be deemed to have been incurred when the medical or other service giving rise to the claim is performed, except that disability claims shall be deemed to have been incurred on the date the employee becomes disabled.

(f) Purchaser agrees to (i) provide coverage for active New Employees and their beneficiaries under its medical, dental, and health and welfare plans as of the later of the Closing Date or the date an Applicable Employee becomes a New Employee, (ii) waive any waiting periods and preexisting condition limitations or exclusions (other than those excluded under Seller’s health insurance plan) under such plans, (iii) use its best efforts to cause such plans to honor any expenses incurred by the New Employees and their beneficiaries under similar plans of Seller during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance, and maximum out-of-pocket expenses, and (iv) permit New Employees to participate in Purchaser’s retirement or 401(k) plans immediately following the Closing Date.

(g) Purchaser shall provide New Employees with credit under Purchaser’s vacation pay plan for all vacation pay benefits earned under Seller’s vacation pay policy and not yet used as of the Closing Date.

(h) For a period of one (1) year from the Closing Date, Seller shall not directly or indirectly solicit for employment any New Employee then employed by Purchaser; provided that the foregoing shall not prohibit general solicitations to the public or general advertising that is not targeted at New Employees.

SECTION 5.18  Non-Solicitation.  Seller hereby agrees that for a period of one (1) year from the Closing Date, Seller shall not specifically target and solicit customers of any Branch; provided, however, that nothing in this Section shall (a) restrict general mass mailings, telemarketing calls, statement stuffers, advertisements, or other similar communications whether in print, on radio, television, or the internet, or by other means that are directed to the general public or to a group of customers who may include customers of any Branch, provided that such group is defined by criteria other than primarily as customers of any Branch or (b) otherwise prevent Seller from taking such actions as may be required to comply with applicable federal or state laws, rules, or regulations or from servicing or communicating with the then-current customers of Seller, including customers of Seller with whom Seller maintains account relationships either centrally or at other branches.

SECTION 5.19  Further Assurances.  Purchaser and Seller agree to use all reasonable efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.  Each of Seller and Purchaser will execute, acknowledge, and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement.  Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments, and other instruments of conveyance and transfer as shall at any time be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assets.  For a reasonable period of time after the Closing Date, each party will promptly deliver to the other all mail and other communications which are properly addressed or delivered to the other as a consequence of the transactions pursuant to this Agreement; and, without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications, or other material relating to the Assumed Deposits or the Assets, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.

ARTICLE VI

CLOSING

SECTION 6.01  Closing Date and Place.  Unless earlier terminated pursuant to Section 7.01, the closing of the transactions provided for herein (the “Closing”) will be held at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., or at another place agreed to by the parties, on such date and time as are agreed to by the parties.  The Closing shall be effective as of the Close of Business.

SECTION 6.02  Conditions to Obligations of Purchaser.  Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the transactions contemplated by this Agreement to be consummated at the Closing is conditioned upon fulfillment, at or before the Closing, of each of the following conditions:

(a) All consents, approvals, and authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the performance and consummation of the transactions contemplated hereby, including the Regulatory Approvals, shall have been made or obtained, and shall remain in full force and effect, all waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated, and all required regulatory filings shall have been made.  Such consents, approvals, permits, and authorizations, including Regulatory Approvals, shall not have imposed any condition which is materially disadvantageous or burdensome to Purchaser.

(b) No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, judgment, decree, injunction, or other order (whether temporary, preliminary, or permanent) which is in effect and which would result in a Material Adverse Effect, and no proceeding seeking the enactment of such a judgment, decree, injunction, or other order shall have been announced or commenced.

(c) Each of the representations and warranties of Seller contained in this Agreement or in any schedule attached hereto that are qualified by reference to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date.

(d) Seller shall have performed and complied in all material respects with all agreements, undertakings and obligations that are required to be performed or complied with by it at or prior to the Closing.

(e) No Material Adverse Effect shall have occurred after the date of this Agreement.

(f) Purchaser shall have received each of the following documents, which shall be delivered in a manner agreed to between Purchaser and Seller and shall be in form and substance reasonably satisfactory to Purchaser:

(i) resolutions of Seller’s Board of Directors, certified by its Secretary or Assistant Secretary, authorizing the signing and delivery of this Agreement and all related documents, and the consummation of the transactions contemplated hereby and thereby;

(ii) a certificate from the Secretary or Assistant Secretary of Seller as to the incumbency and signatures of officers;

(iii) a certificate signed by a duly authorized officer of Seller stating that the conditions set forth in Sections 6.02(a), (b), (c), (d) and (e) have been satisfied;

(iv) a Bill of Sale and Instrument of Assignment and Assumption pursuant to which the Assets shall be transferred to Purchaser “AS IS, WHERE IS” and with all faults, except as provided in this Agreement (the “Bill of Sale”), signed by Seller;

(v) (A) special warranty deeds with documentary stamps affixed conveying the Real Property to Purchaser, free and clear of all Encumbrances other than Permitted Liens, together with such other instruments and documents as may be required for the issuance of appropriate title insurance covering the Real Property, all in form and substance reasonably acceptable to Purchaser, and Seller shall have filed or recorded any and all documents necessary to vest legal and equitable title in the Real Property in Purchaser, all in form and substance reasonably acceptable to Purchaser; and (B) with respect to each Leased Real Property, (x) if Purchaser has notified Seller that it will exercise its option to sublease such Leased Real Property pursuant to Section 5.08(e), a sublease of such Leased Real Property and a landlord’s consent to the sublease, each in form and substance reasonably acceptable to Purchaser, or (y) if Purchaser has not so notified Seller, an assignment and assumption of the related Real Property Lease in form and substance reasonably acceptable to Purchaser, transferring the leasehold interest in such Leased Real Property to Purchaser, together with such instruments and documents as may be reasonably required for the issuance of appropriate leasehold title insurance with respect to such Real Property Lease, and Seller shall have filed or recorded any and all documents reasonably deemed necessary by Purchaser to vest the leasehold interest in Purchaser, including a landlord’s consent to the assignment and a landlord’s estoppel certificate, each in form and substance reasonably acceptable to Purchaser;

(vi) the Delivery Records;

(vii) an original, fully executed counterpart of each written Assumed Contract in effect on the Closing Date and such consents as shall be required pursuant to the terms of any Assumed Contracts in connection with the assignments of such Assumed Contracts to Purchaser;

(viii) a complete set of keys for each Branch, including, but not limited to, keys for all vaults and ATMs, appropriately tagged for identification, and manuals and/or specifications with respect to vaults and ATMs;

(ix) the Closing Statement in a form reasonably acceptable to Purchaser and signed by Seller;

(x) Seller’s resignation as trustee or custodian, as applicable, with respect to each IRA included in the Assumed Deposits, and appointment of Purchaser as successor trustee or custodian with respect thereto, subject to Section 2.06(a), in form and substance reasonably acceptable to Purchaser;

(xi) all documentation required to exempt Seller from the withholding requirement of Section 1445 of the Code, including an affidavit from Seller to Purchaser that Seller is not a foreign person and providing Seller’s U.S. taxpayer identification number;

(xii) an assignment in recordable form reflecting the transfer and assignment to Purchaser of each deed of trust, mortgage, assignment of rents and profits, and other real property related Loan Documents recorded in the real property records in applicable public registries (e.g., real property records in the offices of Registers of Deeds in North Carolina), in a form reasonably acceptable to Purchaser;

(xiii) an affidavit from Seller as to the absence of any mechanics’ or materialmen’s liens and such other matters as may be reasonably requested by Purchaser or Purchaser’s title insurance company, in form and substance reasonably acceptable to Purchaser or Purchaser’s title insurance company; and

(xiv) such other bills of sale, assignments of management, maintenance, service or servicing contracts, security deposits under leases, guaranties, warranties, utility security deposits, and such other instruments and documents as Purchaser may reasonably require as necessary for transferring, assigning, and conveying to Purchaser good, marketable, and insurable title to the Assets, free and clear of all Encumbrances other than Permitted Liens, and permitting assumption of Liabilities by Purchaser.

SECTION 6.03  Conditions to Obligations of Seller.  Unless waived in writing by Seller, the obligation of Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing is conditioned upon fulfillment, at or before the Closing, of each of the following conditions:

(a) All consents, approvals, permits, and authorizations required to be obtained prior to the Closing from governmental and regulatory authorities in connection with the performance and consummation of the transactions contemplated hereby, including the Regulatory Approvals, shall have been made or obtained and shall remain in full force and effect; and all waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated and all required regulatory filings shall have been made.  Such consents, approvals, permits, and authorizations, including Regulatory Approvals, shall not have imposed any condition which is materially disadvantageous or burdensome to Seller.

(b) No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, judgment, decree, injunction, or other order (whether temporary, preliminary, or permanent) which is in effect and would result in a Material Adverse Effect, and no proceeding seeking the enactment of such a judgment, decree, injunction, or other order that would have a Material Adverse Effect shall have been announced or commenced.

(c) Each of the representations and warranties of Purchaser contained in this Agreement or in any schedule attached hereto that are qualified by reference to materiality shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date.

(d) Purchaser shall have performed and complied in all material respects with all agreements, undertakings and obligations that are required to be performed or complied with by it at or prior to the Closing Date.

(e) Seller shall have received each of the following documents, which shall be delivered in a manner agreed to between Purchaser and Seller and shall be in form and substance reasonably satisfactory to Seller:

(i) resolutions of Purchaser’s Board of Directors or an authorized committee thereof, certified by its Secretary or Assistant Secretary, authorizing the signing and delivery of this Agreement and all related documents, and the consummation of the transactions contemplated hereby and thereby;

(ii) a certificate of the Secretary or Assistant Secretary of Purchaser as to the incumbency and signatures of officers;

(iii) a certificate signed by a duly authorized officer of Purchaser stating that the conditions set forth in Sections 6.03(a), (b), (c) and (d) have been fulfilled;

(iv) the Bill of Sale signed by Purchaser;

(v) the Closing Statement in a form reasonably acceptable to Seller and signed by Purchaser;

(vi) Purchaser’s acceptance of its appointment as successor trustee or custodian, as applicable, of each IRA included in the Assumed Deposits and assumption of the fiduciary obligations of the trustee or custodian with respect thereto, subject to Section 2.06; and

(vii) such other bills of sale, assignments of management, maintenance, service or servicing contracts, security deposits under leases, guaranties, warranties, utility security deposits, and such other instruments and documents as Seller may reasonably require as necessary for transferring, assigning, and conveying to Purchaser good, marketable, and insurable title to the Assets and permitting assumption of Liabilities by Purchaser.

SECTION 6.04  Other Documents.  The parties agree to execute and deliver such other documents as the parties determine are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.01  Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written consent of Purchaser and Seller;

(b) by Seller or Purchaser, in the event of a material breach by the other of any representation, warranty, or agreement contained herein which is not cured or cannot be cured within thirty (30) days after written notice of such breach has been delivered to the breaching party; provided, however, that (subject to Section 7.02) termination pursuant to this Section shall not relieve the breaching party of liability for such breach or otherwise;

(c) by Seller or Purchaser, notwithstanding any other provision of this Agreement, in the event that the Closing has not occurred within one hundred eighty (180) days of the date of this Agreement unless the failure to so consummate by such time is due to a breach of this Agreement by the party seeking to terminate, or the failure to fulfill any condition to Closing set forth in Section 6.02 or Section 6.03 by the party seeking to terminate;

(d) by Seller or Purchaser, notwithstanding any other provision of this Agreement, in the event that the Regulatory Approvals have not been received within one hundred eighty (180) days of the date of this Agreement, unless such non-receipt was caused by the failure of the party seeking to terminate to act in a timely manner with respect to such Regulatory Approvals or such party’s negligence or willful misconduct or other breach of this Agreement with respect to the Regulatory Approvals;

(e) by Seller or Purchaser at any time after the final, nonappealable denial or revocation of any Regulatory Approval, unless such denial or revocation was caused by the failure of the party seeking to terminate to act in a timely manner with respect to such Regulatory Approvals or such party’s negligence or willful misconduct or other breach of this Agreement with respect to the Regulatory Approvals; or

(f) by Purchaser within the relevant period set forth in Section 5.08, if Seller fails or declines to cure a Material Defect with respect to the Real Property.

SECTION 7.02  Liability for Termination.  If this Agreement is terminated as permitted by Section 7.01, except as provided in Section 7.01(b), such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement, except as described below in this Section 7.02 and in Section 7.03.  If this Agreement is terminated as provided in Section 7.01(b) or other than as permitted by Section 7.01, or if such termination pursuant to Section 7.01 results from the willful failure of a party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement, such party shall pay to the other party, concurrently with such termination, a termination fee of One Hundred Fifty Thousand Dollars ($150,000) as the sole remedy for such breach.

SECTION 7.03  Procedure Upon Termination.  In the event of termination pursuant to Section 7.01 hereof, written notice thereof shall be given promptly to the other party, and this Agreement shall terminate and be null and void, except for any payment obligations provided herein, upon receipt of such notice immediately unless an extension is consented to by the party having the right to terminate.  Without limiting the terms of Section 5.01, if this Agreement is terminated as provided herein, each party will return to the party furnishing the same all documents, work papers and other materials of the other party relating to this transaction, whether obtained before or after the execution hereof.  The provisions of Sections 5.01(b) and (c) and this Section 7.03 shall be deemed to survive the termination of this Agreement.

ARTICLE VIII
INDEMNIFICATION

SECTION 8.01  Indemnification.  (a) From and after the Closing and subject to the limitations contained in this ARTICLE VIII, Seller will indemnify Purchaser and its respective officers, directors and Affiliates and their respective successors and assigns (collectively, the “Purchaser Indemnified Parties”) and hold the Purchaser Indemnified Parties harmless against any and all Losses that Purchaser Indemnified Parties have incurred on or after the Closing Date by reason of:

(i) the inaccuracy or breach of any representation or warranty of Seller contained in this Agreement;

(ii) the breach by Seller of any covenant of Seller contained in this Agreement;

(iii) Seller’s conduct of the business of each Branch or Seller’s ownership, operation or use of the Assets on or prior to the Closing Date; or

(iv) Seller’s failure to pay when due or to otherwise perform any of the Retained Liabilities.

(b) From and after the Closing and subject to the limitations contained in this ARTICLE VIII, Purchaser will indemnify Seller and its respective officers, directors and Affiliates and their respective successors and assigns (collectively, the “Seller Indemnified Parties” and, together with the Purchaser Indemnified Parties, collectively, the “Indemnified Parties”) and hold the Seller Indemnified Parties harmless against Losses that the Seller Indemnified Parties have incurred on or after the Closing Date by reason of:

(i) the inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement;

(ii) the breach by Purchaser of any covenant of Purchaser contained in this Agreement;

(iii) Purchaser’s conduct of the business of each Branch or Purchaser’s ownership, operation or use of the Assets after the Closing Date; or

(iv) Purchaser’s failure to pay when due or to otherwise perform any of its liabilities and obligations, including the Liabilities following Purchaser’s assumption thereof.

SECTION 8.02  Calculation of Losses.  For the purpose of calculating Losses arising from any breach or default of any of the representations, warranties, covenants and agreements contained in this Agreement, the applicable provisions thereof shall be read and interpreted as if any qualification therein with respect to materiality or Material Adverse Effect was not contained therein.  All calculations of Losses under this Agreement shall take into account and be reduced by (a) any proceeds actually recovered under insurance policies (after giving effect to any deductible, retention or equivalent loss rated premium adjustment and any costs or expenses incurred in making such recovery) in connection with the matter out of which such Losses shall arise, and (b) any Tax benefits that the Indemnified Party may receive in connection therewith.  In no event shall Seller or Purchaser be liable for any punitive, special, consequential, exemplary or incidental Losses, except to the extent an Indemnified Party is found by a court of competent jurisdiction, the decision of which is final and binding and not subject to appeal, to be liable to a third party (in no event an Affiliate of Seller or Purchaser, respectively) for special, consequential, exemplary or incidental (but not punitive) Losses.

SECTION 8.03  Threshold.  Notwithstanding anything contained herein to the contrary, neither party shall have any liability under this Agreement (including under Section 8.01) in respect of breaches of, or inaccuracies in, representations and warranties unless and until the aggregate Losses for which indemnity by such party would otherwise be due under this Agreement exceeds one-half percent (1/2%) of the Purchase Price (the “Threshold”), in which case such indemnifying party shall be responsible for the aggregate amount of all Losses regardless of the Threshold.  Each of the parties hereto acknowledges and agrees that the foregoing limitations contained in this Section 8.03 do not apply to Losses (a) in respect of breaches of, or inaccuracies in, the representations in Sections 3.01, 3.04, 3.12, 3.13, 3.17 and 4.01, and (b) for fraud.

SECTION 8.04  Survival of Indemnification Obligations.  The indemnification obligations of each party under Section 8.01 in respect of breaches of, or inaccuracies in, representations and warranties shall remain in full force and effect for eighteen (18) months following the Closing Date; provided, however, that the indemnification obligations with respect to the representations and warranties contained in Sections 3.01, 3.04 and 4.01 and the indemnification obligations with respect to fraud shall remain in full force and effect indefinitely.  Notwithstanding the preceding sentence, indemnification obligations under Section 8.01 shall survive the time at which they would otherwise terminate pursuant to this Section with respect to Losses set forth in a written notice, given to the party against whom indemnification is sought prior to such time of termination, which notice shall state (a) the inaccuracy or breach giving rise to such indemnification obligations, and (b) the aggregate amount of Losses or an estimate thereof, in each case to the extent known or reasonably determinable at such time, resulting from such inaccuracy or breach.

SECTION 8.05  Terms and Conditions of Indemnification; Resolution of Conflicts.  (a) Any party seeking indemnification must give the other party (the “Indemnifying Party”) prompt written notice of the claim for Losses stating the aggregate amount of the Losses or an estimate thereof, in each case to the extent known or determinable at such time; provided that the failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by the failure to give such notice.

(b) The respective obligations and liabilities of the parties to indemnify pursuant to Section 8.01 in respect of any Losses arising from a claim by a third party shall be subject to the following additional terms and conditions:

(i) The Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing reasonably satisfactory to the Indemnified Party, the defense, compromise, and settlement of such claim if (A) the claim involves (and continues to involve) solely monetary damages and the Indemnifying Party’s assumption of the defense or settlement of such claim will not have a material adverse effect on the Indemnified Party’s business, and (B) the Indemnifying Party expressly agrees in writing to the Indemnified Party that, as between the two, the Indemnifying Party is solely obligated to satisfy and discharge the claim subject to the limitations on liability contained in this ARTICLE VIII (the foregoing, collectively, the “Litigation Conditions”).

(ii) In the event that the Indemnifying Party shall elect not to undertake such defense, or within thirty (30) days after written notice of any such claim from the Indemnified Party shall fail to defend, or the Indemnifying Party is unable to satisfy the Litigation Conditions, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing, on behalf of, at the expense of and for the account and risk of the Indemnifying Party.

(c) Notwithstanding anything in this Section to the contrary, (i) the Indemnifying Party shall not, without the Indemnified Party’s written consent, settle or compromise any claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claiming party or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim, and (ii) in the event that the Indemnifying Party undertakes defense of any claim, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such claim, and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such claim, subject to the execution and delivery of a mutually satisfactory joint defense agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01  Assignment.  Neither this Agreement nor any of the rights, interests, or obligations of either party hereunder may be assigned by either of the parties hereto without the prior written consent of the other party.

SECTION 9.02  Binding Effect.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except as expressly provided in ARTICLE VIII, the parties hereto intend that nothing in this Agreement, express or implied, is intended to or shall confer upon any other person, including, without limitation, any employee or former employee of Seller, any legal or equitable right, benefit, or remedy of any nature whatsoever, including, without limitation, any rights of employment or benefits for any specified period, under or by reason of this Agreement.

SECTION 9.03  Public Notice.  From and after the date hereof until the Closing Date, neither Purchaser nor Seller shall, directly or indirectly, make, or cause to be made, any press release for general circulation, public announcement, or disclosure or issue any notice or communication generally to employees with respect to any of the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld.  Consent shall be deemed granted by the party from which it is sought unless such party objects within two (2) Business Days after receipt of the proposed press release or other announcement from the party requesting consent.  Seller and Purchaser shall cooperate reasonably to produce public announcements to be released simultaneously within five (5) days after the date of this Agreement.  Nothing herein shall limit the right of Seller’s or Purchaser’s parent, after the initial press release regarding the transaction, to refer to this transaction or to file a copy of this Agreement in any document required to be filed with the Securities and Exchange Commission or in its annual report to shareholders.  Nothing in this Agreement shall limit the right of either party to make any disclosure required by law, subject to the provisions of Section 5.01.

SECTION 9.04  Notices.  All notices, requests, demands, consents, and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

If to Purchaser:	Capital Bank
Capital Bank Plaza
333 Fayetteville Street, Suite 700
Raleigh, North Carolina 27601
Attention: Michael Moore, Chief Financial Officer
Facsimile No.: (919) 645-6353

With copies to:	Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, L.L.P.
2500 Wachovia Capitol Center
Raleigh, North Carolina 27601
Attention: Geoffrey Adams
Facsimile No.: (919) 821-6800

If to Seller:	Omni National Bank
Six Concourse Parkway,
Suite 2300
Atlanta, Georgia  30328
Attention: Stephen M. Klein, Chief Executive Officer
Facsimile No.: (678) 244-6400

With copies to:	Powell Goldstein LLP
One Atlantic Center
1201 West Peachtree Street
14th Floor
Attention: Katherine M. Koops
Facsimile No.: (404) 572-6999

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.  Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service.  Notice shall be effective upon actual receipt thereof.

SECTION 9.05  Governing Law.  This Agreement and the legal relations between the parties shall be governed by and interpreted in accordance with the laws of the State of North Carolina applicable to contracts made and to be performed entirely within the State of North Carolina.

SECTION 9.06  Entire Agreement.  This Agreement, including any exhibits or schedules hereto, contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters, which agreement or understanding shall be of no force or effect for any purpose.  The provisions of this Agreement shall prevail if there is any inconsistency between this Agreement and any operating agreement, conversion plan, or similar document relating to the methods of consummating the transactions contemplated by this Agreement, even if such document may be characterized as an agreement and dated after the date of this Agreement.

SECTION 9.07  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 9.08  Headings.  The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

SECTION 9.09  Waiver and Amendment.  The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement.  No such waiver shall be effective unless it is in writing.  This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest.

SECTION 9.10  Expenses.  Except as specifically provided otherwise in this Agreement, each party shall bear and pay all costs and expenses, including, without limitation, legal fees, which it incurs, or which may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate regulatory authorities.

SECTION 9.11  Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof.

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[Signature Page to Purchase and Assumption Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

CAPITAL BANK

By:	/s/ Grant Yarber
Name: Grant Yarber
Title: President

OMNI NATIONAL BANK

By:	/s/ Constance E. Perrine
Name: Constance E. Perrine
Title: President